As filed with the Securities and Exchange Commission on September 18, 2009.

Registration No. 333-161851

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPTON PETROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	98-0558625
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 500 Bankers Court 850 – 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400

(Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940

(Agent for service in the United States)

The Commission is requested to send copies of all communications to:

C.W. Leigh Cassidy Compton Petroleum Corporation Suite 500 Bankers Court 850- 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400	Leland P. Corbett Stikeman Elliott LLP 4300 Bankers Hall West 888 – 3rd Street S.W. Calgary, Alberta, Canada T2P 5C5 (403) 266-9000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3078	Mark G. Eade McCarthy Tétrault LLP 3300, 421 – 7th Avenue S.W. Calgary, Alberta, Canada T2P 4K9 (403) 260-3524

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☑ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF ADDITIONAL REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)(2)	AMOUNT OF REGISTRATION FEE
Common Stock	—	—	—	—
Warrants	—	—	—	—
Units	—	—	—	—
Total Common Stock, Warrants and Units	18,000,000(3)	$1.18(4)	US$21,240,000	US$1,186

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).
(2)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.
(3)	Represents units issuable pursuant to the over-allotment option granted to the Underwriters.
(4)	Based on an offering price of Cdn$1.25 per Unit converted into U.S. dollars based on the noon rate of exchange on September 17, 2009, as reported by the Bank of Canada of Cdn.$1.00=US$0.9422.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR

PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Compton Petroleum Corporation at our head office located at Suite 500 Bankers Court 850 – 2nd Street S.W., Calgary, Alberta, T2P 0R8 (Telephone: (403) 237-9400, and are also available electronically at www.sedar.com.

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

New Issue	September 18, 2009

COMPTON PETROLEUM CORPORATION

$150,000,000

120,000,000 Units

This short form prospectus qualifies the distribution (the “Offering”) of 120,000,000 units (“Units”) of Compton Petroleum Corporation (“us”, “Compton” or the “Company”) at a price of $1.25 per Unit (the “Offering Price”) , with each Unit consisting of one common share in the capital of the Company (each, a “Common Share”) and one common share purchase warrant of the Company (a “Warrant”). Each Warrant will entitle the holder thereof to purchase one Common Share (each, a “Warrant Share”) at an exercise price of $1.55 per Warrant Share at any time up to 5:00 p.m. (Calgary time) on the date which is 24 months from the Closing Date (as defined below) (the “Warrant Expiry Time”). The Units will be issued by the Company and sold pursuant to an underwriting agreement (the “Underwriting Agreement” dated as of September 11, 2009 between the Company and Canaccord Capital Corporation (the “Lead Underwriter”) on behalf of a syndicate of underwriters including BMO Nesbitt Burns Inc., FirstEnergy Capital Corp., Scotia Capital Inc., TD Securities Inc., and Salman Partners Inc. (collectively, the “Underwriters”). The Offering Price has been determined by negotiations between the Company and the Underwriters.

Our outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the trading symbol “CMT” and the New York Stock Exchange (the “NYSE”) under the trading symbol “CMZ”. On September 10, 2009, the last trading day prior to the date of this short form prospectus, the closing price of our Common Shares on the TSX was $1.52 and on the NYSE was US$1.40. We have agreed to apply to the TSX to list the Common Shares and Warrants included in the Units to be issued on the Closing Date and the Warrant Shares, including those issuable under the Over-Allotment Option (defined below), all of which are qualified for distribution under this short form prospectus. We have also agreed to apply to the NYSE to list the Common Shares included in the Units to be issued on the Closing Date and the Warrant Shares. Listing will be subject to the Company fulfilling all the listing requirements of the TSX and NYSE, respectively. All dollar amounts in this short form prospectus are in Canadian dollars, unless otherwise indicated. See “Currency and Exchange Rate Information” in this short form prospectus.

Price: $1.25 Per Unit

	Price to the Public	Underwriters’ Fee	Net Proceeds to Compton(1)
Per Unit	$1.25	$0.075	$1.175
Total(2)	$150,000,000	$9,000,000	$141,000,000

(1)	Before deducting the expenses relating to this Offering, estimated to be $800,000, which, together with the Underwriters’ fee, will be paid from our general funds.
(2)	We have granted to the Underwriters an option (the “Over-Allotment Option”) to purchase up to an additional 18,000,000 Units at a price of $1.25 per Unit on the same terms and conditions as the Offering. The Over-Allotment Option is exercisable at any time, in whole or in part for a period of 30 days following the closing of the Offering, solely to cover over-allotments, if any. A purchaser who acquires Units forming part of the Underwriters’ over-allocation position acquires those Units under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters’ Fee and the Net Proceeds to Compton (before deducting expenses of the Offering) will be $172,500,000, $10,350,000 and $162,150,000, respectively. This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of Units pursuant to the exercise of the Over-Allotment Option. See “Plan of Distribution” in this short form prospectus.

Underwriters’ Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	18,000,000 Units	up to 30 days following closing of the Offering	$1.25 per Unit

The Warrants will be created and issued pursuant to the terms of a warrant indenture to be dated the date of the Closing of the Offering (the “Warrant Indenture”) between the Company and Computershare Investor Services Inc. (the “Warrant Agent”). Warrants may be exercised upon surrender of the Warrant certificate on or before the Warrant Expiry Time at the principal office of the Warrant Agent, with the notice of exercise on the back of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price for the number of Warrant Shares for which the Warrants are being exercised. As only one Warrant certificate will be issued in the book-based system to CDS, beneficial holders of Warrants (the “Warrantholders”) should contact the registered dealer or broker through which such Warrantholder purchased Units for instructions on how to exercise the Warrants held by them.

Investing in the Units involves certain risks. See “Risk Factors” in this short form prospectus. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Plan of Distribution” and “Risk Factors”.

The Underwriters may offer the Units at a lower price than that stated above. In connection with this distribution, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares included in the Units offered hereby at levels other than those which otherwise might prevail on the open market. See “Plan of Distribution” in this short form prospectus.

The Underwriters, as principals, conditionally offer the Units, subject to prior sale, if, as and when issued by us and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” herein and subject to approval of certain legal matters on our behalf by Stikeman Elliott LLP and by Paul, Weiss, Rifkind, Wharton & Garrison LLP and on behalf of the Underwriters by McCarthy Tétrault LLP.

Subscriptions for the Units offered hereby will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription book at any time without notice. The closing of the Offering is expected to occur on or about September 25, 2009 or such other date as we and the Underwriters may agree, but in any event no later than October 9, 2009 (the “Closing Date”). The Common Shares and the Warrants will each trade separately. Certificates representing the Warrants will be issued in registered form to CDS Clearing and Depository Services Inc. (“CDS”) or its nominee and will be deposited with CDS at Closing. Accordingly, a subscriber will receive only a customer confirmation from the registered dealer or broker which is a CDS participant and through which such subscriber purchased Units. See “Plan of Distribution”.

BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. are affiliates of Canadian chartered banks that are members of a syndicate of financial institutions that has provided us with (i) a $353 million term credit facility maturing July 2010 and (ii) a $30 million working capital facility, provided by the lead bank in the syndicate. Consequently, we may be considered to be a “connected issuer” of such Underwriters under applicable securities laws. See “Plan of Distribution” in this short form prospectus.

Our head office is located at 500 Bankers Court, 850 – 2nd Avenue S.W., Calgary, Alberta T2P 0R8 and our registered office is located at 4300 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta T2P 5C5.

This Offering is made by a Canadian issuer that is permitted, under the multi-jurisdictional disclosure system adopted in the United States, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein by reference have been prepared in accordance with generally accepted accounting principles which are in effect from time to time in Canada (“Canadian GAAP”), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Units described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully in this short form prospectus.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated and organized under the laws of Canada, that some or all of its officers and directors are residents of Canada, that some or all of the Underwriters or experts named in the registration statement are residents of Canada and that all or a substantial portion of the assets of the Company and said persons are located outside the United States.

THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

In this short form prospectus, references to “Compton”, the “Company”, “we”, “us” and “our” refer to Compton Petroleum Corporation and/or, as applicable, one or more of our subsidiaries. Our financial statements that are incorporated by reference into this short form prospectus have been prepared in accordance with Canadian GAAP and our unaudited interim comparative consolidated financial statements for the three and six month periods ended June 30, 2009 and 2008 have not been reconciled to generally accepted accounting principles in the United States.

You should only rely on the information contained or incorporated by reference in this short form prospectus. Neither we nor the Underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this short form prospectus or information incorporated by reference in this short form prospectus is accurate only as of the date of this short form prospectus or the incorporated document, as the case may be. Our business, operating results, financial condition and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements in this short form prospectus and the information incorporated herein which are not current statements or historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) . Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “predict”, “outlook”, “goals”, “targets”, “projects”, “may”, “hope”, “can”, “will”, “shall”, “should”, “expect”, “intend”, “is designed to”, “continues”, “with the intent”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements. Discussions containing forward-looking statements may be found, among other places, in “The Company” and “Recent Developments” sections herein and in the “General Development of the Business”, “Description of the Business” and “Risk Factors” sections of our Annual Information Form (as defined herein) and other documents incorporated by reference herein. Examples of forward-looking information and statements in this short form prospectus and the Annual Information Form and the other documents incorporated by reference herein include, but are not limited to:

•	the use of proceeds from the Offering;

•	the focus of capital expenditures;

•	the sale, farming in, farming out or development of certain exploration properties using third party resources;

•	the impact of changes in oil and natural gas prices on cash flow after hedging;

•	drilling plans;

•	the existence, operation and strategy of the commodity price risk management program;

•	the approximate and maximum amount of forward sales and hedging to be employed;

•	Compton’s acquisition strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

•	the impact of Canadian federal and provincial governmental regulation on Compton relative to other oil and gas issuers of similar size;

•	the goal to sustain or grow production and reserves through prudent management and acquisitions;

•	the emergence of accretive growth opportunities; and

•	Compton’s ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

The material assumptions in making these forward-looking statements include certain assumptions disclosed in the Annual Management’s Discussion and Analysis (as defined herein) under the headings “Liquidity and Capital Resources”, “Capital Structure” , “Outlook and Guidance for 2009” and “Critical Accounting Estimates”.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Neither we nor the Underwriters can guarantee future results, levels of activity, performance, or achievements. Moreover, neither we, the Underwriters nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this short form prospectus and the documents incorporated by reference herein and they include, but are not limited to:

•	general economic conditions in Canada, the United States and globally;

•	industry conditions, including volatility in market prices for oil and natural gas;

•	royalties payable in respect of Compton’s oil and natural gas production;

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed or operating costs to increase;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations; and

•	the need to obtain required approvals from regulatory authorities.

Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein: (a) were made as of the dates stated therein and have not been updated except as modified or superseded by a subsequently filed document that is also incorporated by reference in this short form prospectus; (b) represent our views as of the date of such documents and should not be relied upon as representing our views as of any subsequent date; and (c) are expressly qualified by this cautionary statement. While we anticipate that subsequent events and developments may cause our views to change, we specifically disclaim any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Neither we nor the Underwriters are under any duty to update any of the forward-looking statements after the date of this short form prospectus to conform such statements to actual results or to changes in our expectations, except as required by applicable securities laws.

Forward-looking information and statements contained in this short form prospectus and the documents incorporated herein by reference about prospective results of operations, financial position or cash flows that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting our securityholders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

There can be no assurance that the forward-looking information and statements will prove to be accurate, and actual results and future events could vary or differ materially from those anticipated by them. Accordingly, undue reliance should not be placed on forward-looking information and statements. Forward-looking information and statements for time periods subsequent to 2009 involve greater risks and require longer term assumptions and estimates from those for 2009, and are consequently subject to greater uncertainty. Therefore, special caution should be taken in terms of placing reliance on such long-term forward-looking information and statements.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation existing under the laws of Canada. A majority of our assets are located outside of the United States and most of our directors and officers and some of the experts named in this short form prospectus are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. We have been advised by Stikeman Elliott LLP, our Canadian counsel, that a judgment of a United States court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 relating to the Offering, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the Offering.

PRESENTATION OF OIL AND GAS RESERVES AND PRODUCTION INFORMATION

Under rules currently in effect, the SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. The securities regulatory authorities in Canada have adopted National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, possible reserves and contingent resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and contingent resources are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in the documents incorporated by reference into the short form prospectus reserves designated as “probable reserves”, “possible reserves” and “contingent resources”. If required to be prepared in accordance with U.S. disclosure requirements currently in effect, the SEC’s guidelines would prohibit reserves in these categories from being included. Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using forecast prices and costs. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and generally requires that prices and costs be held constant at levels in effect, under rules currently in effect, at the date of the reserve report. Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” relating to our oil and gas reserves is set forth in the disclosure of our oil and gas producing activities prepared in accordance with SFAS No. 69 – “Disclosure about Oil and Gas Producing Activities”, which is incorporated into the short form prospectus by reference. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. Unless otherwise stated, all of the reserves information contained in the documents incorporated by reference into the short form prospectus has been calculated and reported in accordance with NI 51-101.

CURRENCY AND EXCHANGE RATE INFORMATION

All references to “$”, “Cdn$” and “dollars” in this short form prospectus refer to Canadian dollars, unless otherwise stated. References to “US$” in this short form prospectus refer to United States dollars. The following table sets forth, for each of the years indicated, the year-end noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one Canadian dollar in exchange for U.S. dollars using information provided by the Bank of Canada.

	Year Ended December 31,		12 Months Ended June 30,
	2008	2007	2009	2008
High	$1.0289	$1.0908	$0.9984	$1.0905
Low	$0.7711	$0.8437	$0.7692	$0.9298
Average	$0.9441	$0.9376	$0.8579	$0.9897
Year-End	$0.8166	$1.0120	$0.8602	$0.9817

The noon exchange rate on September 17, 2009, using information provided by the Bank of Canada for the conversion of Canadian dollars into United States dollars, was $1.00 equals US$0.9422.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities regulatory authorities in each of the provinces of Canada are specifically incorporated by reference in this short form prospectus:

(a)	our Annual Information Form dated March 23, 2009 (the “Annual Information Form”) for the year ended December 31, 2008;

(b)	our Management Proxy Circular dated March 23, 2009 in connection with the Annual and Special Meeting of Shareholders held on May 11, 2009;

(c)	our Audited Consolidated Financial Statements (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2008 and 2007 and related notes, together with the auditors’ reports thereon;

(d)	our Management’s Discussion and Analysis of the financial condition and results of operations of Compton as at and for the year ended December 31, 2008 (the “Annual Management’s Discussion and Analysis”);

(e)	our unaudited interim comparative consolidated financial statements as at June 30, 2009 and for the three and six month periods ended June 30, 2009 and 2008, and the notes thereto;

(f)	our Management’s Discussion and Analysis of financial condition and results of operations as at and for the three and six month periods ended June 30, 2009; and

(g)	our Material Change Report dated January 16, 2009 relating to the appointment of the President and Chief Executive Officer.

Any annual information form, annual or interim financial statement and related Management’s Discussion and Analysis, material change report (excluding confidential material change reports), business acquisition report, information circular, press releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, or disclosure document filed pursuant to an undertaking to a Canadian securities regulatory authority filed by us with any securities commission or similar regulatory authority in Canada subsequent to the date of this short form prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this short form prospectus, as well as any other document so filed by us which expressly states it is to be incorporated by reference into this short form prospectus. These documents will be available on SEDAR, which can be accessed at www.sedar.com. In addition, any report on Form 6-K or Form 40-F and any other documents filed with or furnished by us to the SEC pursuant to the Exchange Act, after the date of this short form prospectus, shall be deemed to be incorporated by reference into this short form prospectus and the registration statement on Form F-10/A of which this short form prospectus forms a part, if and to the extent expressly provided in such report. Our periodic reports on Form 6-K and our annual reports on Form 40-F are available at the SEC’s website at www.sec.gov.

Any statement contained herein, or in any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for the purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded.

RISK FACTORS

An investment in the Units involves certain risks. Before making an investment decision, you should carefully consider the following risks, as well as all of the other information in this short form prospectus and in the documents incorporated herein by reference, including the risk factors found in the Annual Information Form (particularly pages 16 – 22 thereof) and the Annual Management’s Discussion and Analysis (particularly pages 14 – 15 thereof). See “Documents Incorporated by Reference” in this short form prospectus. If any of those risks actually occur, our business, financial condition, results of operations, cash flows and prospects could be harmed. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that are deemed immaterial, may also adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks and Other Considerations Related to Our Business and this Offering

Current Global Financial Condition

Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing and bank credit has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These and other factors may affect our ability to obtain equity or debt financing in the future on favourable terms. Additionally, these factors, as well as other related factors, may cause decreases in our asset values that may be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, or if more extensive disruptions of the global financial markets occur, our operations could be adversely impacted and the trading price of our Common Shares and Warrants may be adversely affected.

Additional Funding Requirements

Compton’s ongoing activities may not generate sufficient cash flow from operations to fund future exploration, development, or acquisition programs. The Company may require additional funding and there can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or that it will be on acceptable terms. Continued uncertainty in domestic and international credit markets compounds the risk of obtaining debt financing. Failure to obtain such financing on a timely basis could cause Compton to forfeit interests in certain properties, miss certain acquisition opportunities, and reduce or terminate operations. This may result in the Company not being able to replace its reserves or maintain production, which will have an adverse effect on its financial position. Failure to obtain additional funding may also result in the Company failing to meet financial obligations as they come due or may result in the acceleration of the Company’s debt.

Liquidity Risk

Liquidity risk is the risk that we are not able to meet our financial obligations as they fall due. Our Credit Facilities (as defined below) come due in July 2010 unless renewed by that time. The lenders under our Credit Facilities will reassess our borrowing base on December 31, 2009 and again on May 31, 2010, which may in the interim reduce the amount that we may borrow under our Credit Facilities. As at December 31, 2008, we had $290.0 million ($342.1 million at June 30, 2009 and $330.9 million at September 17, 2009) outstanding under our Credit Facilities. In addition, both our Credit Facilities and the note indenture governing our US$450 million of 7.625% senior notes due 2013 (the “Note Indenture”) limit the extent to which we can incur other debt and require us to meet a fixed charge coverage ratio test and an adjusted consolidated net tangible assets (“ACNTA”) test. At each quarter end, the fixed charge coverage ratio must exceed a 2.5 to 1 threshold and the value calculated under the ACNTA test must exceed borrowings under the Credit Facilities. Failure to meet the fixed charge coverage ratio restricts us from incurring new debt. The value determined under the ACNTA test limits borrowings under the Credit Facilities to the ACNTA calculated value. At December 31, 2008 and June 30, 2009, the calculation of the fixed charge coverage test resulted in ratios of 5.35 to 1 and 3.72 to 1, respectively. The calculation of the ACNTA would have restricted borrowings under the Credit Facilities to $383.3 million at December 31, 2008 and $391.3 million at June 30, 2009 and September 17, 2009. Any reduction in our ability to access credit under our Credit Facilities, or requirement to pay amounts outstanding under the Note Indenture before its stated maturity date may result in the Company not being able to meet its financial obligations as they come due.

Volatility of Prices, Markets, and Marketing Production

Oil and gas prices have historically been extremely volatile. Factors which contribute to oil and gas price fluctuations include global demand, domestic and foreign supplies of oil and gas, the price of foreign oil and gas imports, decisions of the Organization of Petroleum Exporting Countries relating to export quotas, domestic and foreign governmental regulations, political conditions in producing regions, global and domestic economic conditions, the price and availability of alternative fuels, including liquefied natural gas, and weather conditions.

Our financial condition is substantially dependent on, and highly sensitive to, oil and gas commodity prices. Any material decline in prices could result in a material reduction of our operating results, revenue, reserves, and overall value. Lower commodity prices could change the economics of production from some wells. As a result, we could elect not to drill, develop, or produce from certain wells. In addition, we are impacted by the differential between prices paid by refiners for light quality oil and the grades of oil produced by us.

Current market conditions are particularly challenging with the global recession negatively impacting commodity prices as well as access to credit and capital markets. These conditions impact our customers and suppliers and may alter our spending and operating plans. There may be unexpected business impacts from this market uncertainty.

Under Canadian GAAP, oil and gas assets are reviewed quarterly to determine if the carrying value of the assets exceeds their expected future cash flows. A sustained period of low commodity prices may reduce expected future cash flows and require a write down to the fair value of our oil and gas properties, thereby adversely affecting operating results.

Any future and sustained period of weakness in oil and gas prices would also have an adverse effect on our capacity to borrow funds. Our secured credit facilities are based upon the lenders’ estimate of the value of Compton’s proved reserves, which determines the borrowing amount. A reduction in the quantity or value of reserves may also obligate us to make additional payments under our processing agreement with Mazeppa Processing Partnership.

Any decline in our ability to market production could have a material adverse effect on production levels or on the sale price received for production. Our ability to market the oil and gas from our wells depends on numerous factors beyond our control, including the availability and capacity of gas gathering systems, pipelines and processing facilities, and their proximity to the wells. We will be impacted by Canadian federal and provincial, as well as U.S. federal and state, energy policies, taxes, regulation of oil and gas production, processing, and transportation, as well as Canadian federal regulation of oil and gas sold or transported outside of the province of Alberta.

Need to Replace Reserves

Our future success depends upon our ability to find, develop, or acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, development, exploitation, or acquisition activities, our reserves will deplete and, as a consequence, either production or the average life of reserves will decline. If future production declines to the extent that cash flow becomes insufficient to fund capital expenditures, and external sources of capital become limited or unavailable, our ability to make the necessary capital expenditures to maintain and expand our oil and gas reserves will be impaired. We cannot guarantee that we will be able to find and develop or acquire additional reserves at an acceptable cost.

Management will continue to evaluate prospects on an ongoing basis in a manner consistent with industry standards and past practices. The long-term commercial success of the Company depends on our ability to find, acquire, develop, and commercially produce oil and gas reserves. No assurance can be given that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation, or pricing conditions make such acquisitions or participations uneconomic.

Our strategies to minimize this inherent risk include focusing on selected core areas in Western Canada with high working interests and assuming operatorship of key facilities. We utilize a team of highly qualified professionals with expertise and experience in these areas. We assess strategic acquisitions to complement existing activities while striving for a balance between exploration and lower risk development and exploitation prospects.

Uncertainty of Reserve Estimates

Estimates of oil and gas reserves and the future net cash flow therefrom, involve a great deal of uncertainty because they depend upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that an oil and gas reservoir exists at a particular location and whether oil and gas are recoverable from the reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves may be materially different from estimates.

Estimates of oil and gas reserves require numerous assumptions relating to operating conditions and economic factors, including future oil and gas prices, recovery costs, the availability of enhanced recovery techniques, the ability to market production, and governmental and other regulatory factors, such as taxes, royalty rates, and environmental laws. A change in one or more of these factors could result in known quantities of oil and gas previously estimated as proved reserves becoming unrecoverable. Each of these factors also impact recovery costs and production rates, and therefore, will reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves, and future net cash flows expected therefrom, that are prepared by different independent engineers or by the same engineers at different times, may vary substantially.

Exploration, Development, and Production Risks

There are many operating risks and hazards inherent in exploring for, producing, processing, and transporting oil and gas. Drilling operations may encounter unexpected formations or pressures that could cause damage to equipment or personal injury and fires, explosions, blowouts, oil spills, or other accidents may occur. Additionally, we could experience interruptions to or the termination of drilling, production, processing, and transportation activities due to bad weather, natural disasters, delays in obtaining governmental approvals or consents, insufficient storage or transportation capacity, or other geological and mechanical conditions. Any of these events resulting in a shutdown or slowdown of operations will adversely affect our business. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Drilling activities, including completions, are subject to the risk that no commercially productive reservoirs will be encountered and we will not recover all or any portion of its investment. The cost of drilling, completing, and operating wells is often uncertain due to drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

No Market for the Warrants

While we have received conditional listing approval to list the Warrants on the TSX, there is currently no market through which the Warrants may be sold and there can be no assurance that an active market price for the Warrants will be established or sustained after this Offering. As a result, purchasers may not be able to resell the Warrants comprising part of the Units that are purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulations.

Market Price of the Common Shares

While we have received conditional listing approval to list the Common Shares issued pursuant to the offering on the TSX and we have applied to list the Common Shares issued pursuant to the offering on the NYSE, there can be no assurance that an active market price for the Common Shares will be sustained after this Offering. The price of our securities is also likely to be significantly affected by short-term changes in commodity prices and currency exchange fluctuation. Factors such as fluctuations in our operating results, the result of any public announcements made by us, and general market conditions can also have an adverse effect on the market price of our securities, including the Common Shares included in the Units offered hereby. The trading price of our Common Shares has been and may continue to be subject to large fluctuations, which may result in losses to investors. The high and low closing sale prices of our Common Shares on the TSX were $18.92 and $10.65 in 2006; $13.19 and $7.40 in 2007; and $13.20 and $0.88 in 2008, respectively. The high and low closing sale prices of our Common Shares on the NYSE were US$16.65 and US$9.12 in 2006; US$12.16 and US$7.70 in 2007; and US$12.94 and US$0.68 in 2008, respectively.

Potential Dilution

Our Articles of Incorporation (our “Articles”) allow us to issue an unlimited number of Common Shares. Upon the completion of this Offering and assuming no stock options are exercised during such period, a total of 120,000,000 Common Shares will have been issued since the date of this prospectus (138,000,000 Common Shares if the Over-Allotment Option is exercised in full). We continually evaluate acquisition opportunities and recapitalization transactions, and although we are not currently party to any definitive agreements in respect of such transactions, we may engage in transactions that result in the issuance of additional Common Shares, which issuances may be dilutive. Other issuances of additional Common Shares may also result in dilution to the holders of the Common Shares.

THE COMPANY

Compton is an Alberta based independent public company actively engaged in the exploration, development, and production of natural gas, natural gas liquids, and crude oil in the Western Canada Sedimentary Basin in Canada. Compton commenced operations in 1993 with $1 million of share capital, a small dedicated technical team, and a large seismic database. The objective was to build a company through internal, full-cycle exploration, complemented by strategic acquisitions. Compton’s goal was to create a company capable of long-term sustained growth with a primary focus on natural gas. Compton’s focus and strategy have remained unchanged since inception.

Further particulars with respect to our business operations and ownership restrictions are contained under the headings “General Development of the Business” and “Description of the Business” in the Annual Information Form and in the other documents incorporated herein by reference.

RECENT DEVELOPMENTS

Credit Facilities

In early July 2009, we reached an agreement with the lenders under our $353 million credit facility to renew the facility to July 2010. We also secured a $30 million working capital facility. The credit facilities are subject to a redetermination of the borrowing base on May 31 and December 31 of each year.

Compton is taking a multi-faceted, staged approach to its previously announced recapitalization, which is intended to support the needs of all stakeholders. Compton’s recapitalization approach is considering the potential utilization of a number of alternatives to reduce Compton’s debt level, including the issuance of new capital and/or equity, the conversion of debt to equity, the sale of gross overriding royalty interests on properties, the sale of assets, and/or mergers or acquisitions.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital on a consolidated basis from June 30, 2009 to the date of this short form prospectus. After giving effect to the Offering, our shareholders’ equity will increase by the amount of the net proceeds of the Offering and the issued and outstanding Common Shares will increase by 120,000,000 Common Shares. The following table sets forth the consolidated capitalization of the Company as at June 30, 2009, both before and after giving effect to the Offering:

Designation	As at June 30, 2009 before giving effect to the Offering	As at June 30, 2009 after giving effect to the Offering and the repayment of bank debt	As at June 30, 2009 after giving effect to the Offering and the repayment of bank debt, assuming the Over-Allotment Option is exercised in full
Bank Debt(1)	$342,060,981	$201,860,981	$180,710,981
Senior Term Notes	$523,125,000	$523,125,000	$523,125,000
Adjusted Working Capital(2)	($4,141,762)	($4,141,762)	($4,141,762)

Total Net Debt	$861,044,219	$720,844,219	$699,694,219

Shareholders Equity(3)	$838,072,764	$978,272,764	$999,422,764

Total Capitalization	$1,699,116,983	$1,699,116,983	$1,699,116,983

Common Shares	125,573,451	245,573,451	263,573,451
Warrants	—	120,000,000	138,000,000

(1)	The net proceeds of this offering of approximately $140,200,000 ($161,350,000 if the Over-Allotment Option is exercised in full) will initially be used to pay down the Company’s bank debt.
(2)	Adjusted working capital (surplus) deficiency excludes risk management items, related future income taxes and bank debt.
(3)	At June 30, 2009, the Company had retained earnings of $566,437,206, Common Shares outstanding in the amount of $237,349,199 and contributed surplus of $34,286,359.

In the event of the full exercise of the Warrants, our shareholders’ equity will increase by an additional $186,000,000 and the number of issued and outstanding Common Shares will increase by an additional 120,000,000 Common Shares.

USE OF PROCEEDS

The estimated net proceeds to us from this Offering, after payment of the Underwriters’ fee and the estimated expenses of this Offering, will be approximately $140,200,000 (approximately $161,350,000 if the Underwriters exercise the Over-Allotment Option in full). The net proceeds of the Offering will initially be used to pay down amounts outstanding under our bank debt. Our current indebtedness under our Credit Facilities was incurred in the normal course of business and operations in connection with previous capital and other expenditures made by the Company. For the six months ended June 30, 2009, the Company incurred $32.2 million of capital expenditures, which was funded by the use of its Credit Facilities and cash generated from operations. See “Capital Expenditures” in our Annual Management’s Discussion and Analysis.

The availability under the Company’s Credit Facilities created by this Offering will be used to strengthen our capital position and enhance our financial flexibility in order to allow us to take advantage of opportunities that may emerge from the current industry environment, and for general corporate purposes. While the Company intends to use the net proceeds as stated above, there may be circumstances that are not known at this time where a reallocation of the net proceeds may be advisable for business reasons and management believes are in the Company’s best interests.

DESCRIPTION OF SECURITIES

Our authorized share capital consists of an unlimited number of Common Shares without nominal or par value, of which, at September 17, 2009, 125,573,451 Common Shares were outstanding as fully paid and non-assessable shares. We are also authorized to issue and unlimited number of preferred shares without nominal or par value (the “Preferred Shares”), issuable in series (none of which are outstanding). In addition, as of September 17, 2009 there were stock options outstanding to acquire 8,656,901 Common Shares pursuant to our stock option plan, and there were restricted share units outstanding entitling the holders thereof to receive aggregate cash payments equal to $2,255,251 pursuant to our restricted share unit plan. The following is a summary of the material provisions attaching to these classes of shares.

The Offering consists of 120,000,000 Units (assuming no exercise of the Over Allotment Option), each Unit comprised of one Common Share and one Warrant. The Units will be separable into Common Shares and Warrants immediately following the closing of the Offering and the Common Shares and the Warrants will each trade separately.

Description of Share Capital

Common Shares

The Common Shares have attached to them the following rights, privileges, restrictions and conditions: (i) except for meetings at which only holders of another specified class or series of shares of Compton are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of Compton; (ii) subject to the rights, privileges, restrictions and conditions attached to any Preferred Shares, the holders of Common Shares are entitled to receive dividends if, and when, declared by the directors of Compton; and (iii) subject to the rights, privileges, restrictions and conditions attached to any other class of shares of Compton, the holders of Common Shares are entitled to share equally in the remaining property of Compton upon liquidation, dissolution or winding-up of Compton.

Preferred Shares

The Preferred Shares may be issued in one or more series, and the directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges, restrictions, and conditions attached to the shares of each series. Holders of Preferred Shares do not hold voting rights. The Preferred Shares are entitled to a priority over the common shares with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution, or winding-up of Compton.

Warrants

The Warrants will be issued under the Warrant Indenture to be entered into between the Company and the Warrant Agent as of the Closing Date. Each Warrant will be transferable and will entitle the holder (each, a “Warrantholder”) to purchase one Warrant Share at a price of $1.55 at any time up to 5:00 p.m. (Calgary time) on the date which is 24 months from the date of issuance of the Warrants, after which time the Warrants will expire. The Company will appoint the principal transfer offices of the Warrant Agent in Calgary, Alberta and Toronto, Ontario as locations at which the Warrants may be surrendered for exercise, transfer or exchange. Under the Warrant Indenture, the Company may from time to time, subject to applicable law, purchase, by invitation for tender, in the open market, by private contract on any stock exchange or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(a)	the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares by way of a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of any outstanding warrants or options);

(b)	the subdivision, re-division or change of the Common Shares into a greater number of shares;

(c)	the consolidation, reduction or combination of the Common Shares into a lesser number of shares;

(d)	the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; or

(e)	the issuance or distribution to all or substantially all of the holders of the Common Shares of securities of the Company including rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares or property or assets and including evidences of indebtedness, or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(a)	reclassification, re-designation or other change of the Common Shares;

(b)	consolidations, amalgamations, arrangements or mergers of the Company with or into any other corporation or other entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares); or

(c)	the transfer, sale or conveyance of the undertaking or assets of the Company in their entirety or substantially in their entirety to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property.

No adjustment in the exercise price or the number of Warrant Shares issuable upon exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Common Shares purchasable upon exercise by at least one one hundredth of a Common Share, as the case may be.

The Company will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to Warrantholders of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least ten business days prior to the record date or effective date, as the case may be, of such event. With respect to any Warrants held, Warrantholders will not have any voting or pre emptive rights or any other rights which a holder of Warrant Shares would have.

The Warrant Indenture will provide that, from time to time, the Company and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not prejudice the rights of any Warrantholder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants.

Warrants may be exercised upon surrender of the Warrant certificate on or before the Warrant Expiry Time at the principal office of the Warrant Agent, with the notice of exercise on the back of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price for the number of Warrant Shares for which the Warrants are being exercised. As only one Warrant certificate will be issued in the book-based system to CDS, beneficial Warrantholders should contact the registered dealer or broker through which such Warrantholder purchased Units for instructions on how to exercise the Warrants held by them. There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants comprising part of the Units that are purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulations.

The foregoing is a summary of the material provisions of the Warrant Indenture, but is not, and does not purport to be, a complete summary and is qualified in its entirety by reference to the provisions of the Warrant Indenture in the form to be agreed upon by the parties.

Shareholder Rights Plan

We have a shareholder rights plan (the “Rights Plan”) under the terms of a shareholder rights plan agreement dated as of June 3, 2009 between us and Computershare Trust Company of Canada, as rights agent. The Rights Plan is designed to encourage the fair treatment of shareholders in connection with a take-over bid for Compton. Rights issued under the Rights Plan become exercisable when a person, and any related parties, acquires or announces its intention to acquire 20% or more of the outstanding Common Shares without complying with certain provisions set out in the Rights Plan or without approval of the board of directors of Compton. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase one Common Share for each right held.

PLAN OF DISTRIBUTION

Under the Underwriting Agreement dated September 11, 2009 between us and the Underwriters for whom Canaccord Capital Corporation is acting as Lead Underwriter, we have agreed to sell, and the Underwriters have severally agreed to purchase from us, subject to the terms and conditions of the Underwriting Agreement, the Units offered hereby on or about September 25, 2009, or such other date as we and the Underwriters may agree, but, in any event, no later than October 9, 2009, at a price of $1.25 per Unit for a total consideration of $150,000,000 payable in cash against delivery of 120,000,000 Units (assuming no exercise of the Over-Allotment Option).

The obligations of the Underwriters under the Underwriting Agreement are several and neither joint nor joint and several and may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Units offered hereby if any of such Units are purchased under the Underwriting Agreement.

The price of the Units offered hereby was established by negotiation between us and the Lead Underwriter on behalf of the Underwriters.

The Warrants will be created and issued pursuant to the terms of the Warrant Indenture immediately following the issuance of the Common Shares to be issued pursuant to this Offering. Warrants may be exercised upon surrender of the Warrant certificate on or before the Warrant Expiry Time at the principal office of the Warrant Agent, with the notice of exercise on the back of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price for the number of Warrant Shares for which the Warrants are being exercised. Each Warrant will entitle the holder thereof to purchase one Warrant Share at a price of $1.55 at any time before the Warrant Expiry Time. The Common Shares and Warrants included in the Units will separate immediately upon the Closing of the Offering. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation.

We have granted to the Underwriters the Over-Allotment Option, which is exercisable at any time, in whole or in part for a period of 30 days from the date of closing and pursuant to which the Underwriters may purchase up to an additional 15% of the number of Units provided for in the Underwriting Agreement on the same terms as set forth above solely to cover over-allotments, if any. This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of Units on the exercise of the Over-Allotment Option. A purchaser who acquires Units forming part of the Underwriters’ over-allocation position acquires those Units under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Company has agreed that it will file, as soon as possible a registration statement regarding the offering of Warrant Shares from time to time upon exercise of the Warrants, and that it will cause such registration statement to become effective no later than September 25, 2009. The Company has agreed to use its reasonable best efforts to maintain the registration statement relating to these Warrant Shares effective until the earlier of the expiration date of the Warrants and the date on which no Warrants remain outstanding. If no such registration statement is effective, no holder of Warrants will be permitted to exercise Warrants, unless an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) is available. During any such period any holder of Warrants may give notice to the Company of their desire to exercise the Warrants at which time the Company will, at its sole discretion, either (i) redeem the Warrants held by them for a redemption price equal to the difference between the current market price (as applicable) per Common Share and the exercise price, multiplied by the number of Warrant Shares otherwise issuable upon the exercise of the Warrants or (ii) permit the cashless exercise of the Warrants and issue such number of Warrant Shares calculated pursuant to the provisions of the Warrant Indenture, provided that such Warrant Shares shall not be subject to any transfer restrictions in the United States or Canada. Nothing herein shall prevent the amalgamation, arrangement, merger or sale of the Company, including any take-over bid, and any associated delisting or deregistration or ceasing to be a reporting issuer, provided that, so long as the Warrants are still outstanding and represent a right to acquire securities of the acquiring company, the acquiring company shall assume the Company’s obligations under the Warrant Indenture. If no such registration statement is effective, the Company will notify the Warrant Trustee in accordance with the provisions of the Warrant Indenture.

The expenses of this Offering, not including the Underwriters’ fee, are estimated to be $800,000 and are payable by us. The Underwriters will receive a fee of $9,000,000 ($0.075 per Unit or 6.0% of the gross proceeds) for the services performed in connection with this Offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, we will pay to the Underwriters a fee equal to 6.0% of the gross proceeds realized on the exercise of the Over-Allotment Option, being $0.075 per Unit.

This Offering is being made concurrently in each of the provinces of Canada, except Quebec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in the United States and Canada. Each of the Underwriters will offer the Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. No securities will be sold in any province or territory of Canada except by a dealer appropriately registered under the securities laws of that jurisdiction or pursuant to an exemption from the registered dealer requirements of the securities laws of that jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Units outside the United States and Canada.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act, and applicable Canadian securities legislation, and to contribute to payments that the Underwriters may be required to make in respect thereof.

Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase our Common Shares other than pursuant to the Underwriting Agreement. The foregoing restriction is subject to certain exceptions including: (i) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities; and (ii) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities.

In connection with this Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares included in the Units offered hereby at levels other than those which otherwise might prevail on the open market, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Common Shares while this Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in this Offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing our Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they may purchase Common Shares through the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in this Offering.

As a result of these activities, the price of the Common Shares included in the Units offered hereby may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the TSX, NYSE, in the over-the-counter market or otherwise.

We have agreed that we will not, without the prior written consent of the Lead Underwriter on behalf of the Underwriters, such consent not to be unreasonably withheld, from the date of the Underwriting Agreement and ending a period of 90 days from the closing of the Offering, issue, offer, pledge, secure, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of directly or indirectly, any Common Shares, or any securities convertible into or exchangeable for Common Shares; provided that we may (i) issue Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity plan in effect on the date of the Underwriting Agreement or pursuant to our rights and obligations under outstanding securities under such plans as of the date of the Underwriting Agreement, (ii) issue Common Shares and Warrants pursuant to the exercise of the Over-Allotment Option, (iii) issue Common Shares or other securities convertible into Common Shares in connection with an acquisition of a business or entity, a consolidation, merger, combination or plan of arrangement, or a transaction or series of transactions entered into in response to an unsolicited bid by a third party to engage in any of the foregoing transactions provided that, except in the circumstances of an unsolicited bid, any such securities issued may not be subsequently disposed of until 60 days after the date of the Underwriting Agreement, or (iv) issue Common Shares and Warrants to directors and officers of the Company on terms and conditions no less favourable to the Company than the Offering contemplated hereby. Pursuant to the terms of the Underwriting Agreement the Company may, within the 90 day period referred to above, upon receipt of the prior written consent of the Underwriters, which consent shall not be unreasonably withheld, issue Common Shares to holders (“Note Holders”) of the Company’s outstanding notes on such terms as may be negotiated between the Company and the Note Holders.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

The TSX has conditionally approved the listing on the TSX of the Common Shares and Warrants included in the Units to be issued on the Closing Date and the Warrant Shares, including those issuable under the Over-Allotment Option (defined below), all of which are qualified for distribution under this short form prospectus. Listing is subject to the Company fulfilling all of the listing requirements of the TSX by December 10, 2009. We have applied to the NYSE for listing approval of the Common Shares included in the Units to be issued on the Closing Date and the Warrant Shares. Listing is subject to the Company fulfilling all the listing requirements of the NYSE.

The Underwriters propose to offer the Units initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all such Units at the price specified on the cover page, the Offering Price of the Units may be decreased and may be further changed from time to time to an amount not greater than the Offering Price set out on the cover page, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Units is less than the gross proceeds paid to us by the Underwriters.

It is expected that delivery of the Common Shares and Warrants included in the Units offered hereby will be made against payment for them on the Closing Date, which will be more than three business days following the date of this short form prospectus (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Common Shares or Warrants prior to the Closing Date will be required, by virtue of the fact that the Common Shares and Warrants will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Common Shares who wish to trade their Common Shares or Warrants prior to the Closing Date should consult their own advisors.

The Underwriters have in the past and may in the future provide various financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received and will receive customary fees and commissions.

Relationship Between Us and Certain of the Underwriters

BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. are affiliates of Canadian chartered banks that are members of a syndicate of financial institutions that has provided us with (i) a $353 million term credit facility maturing in July 2010 (the “2010 Facility”), and (ii) a $30 million working capital facility, provided by the lead bank in the syndicate of financial institutions that provide us with the 2010 Facility (together, the “Credit Facilities”).

Consequently, we may be considered to be a “connected issuer” of BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. under applicable securities laws. As at September 17, 2009, we were indebted to the parent banks of BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. under the Credit Facilities in an aggregate amount of approximately $290.0 million. We are currently in compliance in all material respects with the terms of the Credit Facilities and no breach thereof has been waived by the lenders thereto. The Credit Facilities are secured by a first fixed and floating charge debenture in the amount of $1.0 billion covering all the Company’s assets and undertakings. Our financial position has not changed materially since the indebtedness under the Credit Facilities was incurred.

The decision to distribute the Units, including the terms of the Offering, was made through negotiations between us and the Underwriters. The banking affiliates of BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. did not have any involvement in such decision or determination.

As a consequence of the Offering, BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. will receive a portion of the Underwriters’ fee and reimbursement of certain expenses, see “Use of Proceeds”. As a result, one or more of such banks may receive more than 10% of the net proceeds from the offering of the notes in the form of the repayment of such indebtedness. Accordingly, the offering is being made pursuant to Rule 5110 of the NASD Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to FINRA rules and regulations, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the Lead Underwriter does not have a conflict of interest, is not an affiliate of any member that does have a conflict of interest, and meets the requirement of paragraph (f)(12)(E) of NASD Rule 2720.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, counsel to the Company, and McCarthy Tétrault LLP, counsel to the Underwriters, the following is, as of the date of this short form prospectus, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a holder of Common Shares and Warrants acquired under the Offering. This summary applies to a holder who either: (i) at all relevant times for purposes of the Tax Act, is or is deemed to be resident in Canada, deals at arm’s length with and is not affiliated with the Company or the Underwriters and acquires and holds the Common Shares and Warrants as capital property (a “Resident Holder”); or (ii) at all relevant times for purposes of the Tax Act, is not resident or deemed to be resident in Canada, deals at arm’s length with and is not affiliated with the Company or the Underwriters, acquires and holds the Common Shares and Warrants as capital property and does not use or hold the Common Shares or Warrants in the course of carrying on, or otherwise in connection with, a business in Canada or as “designated insurance property” (within the meaning of the Tax Act) (a “Non-Resident Holder”).

Generally, the Common Shares and Warrants will be considered to be capital property to a holder thereof provided the holder does not use or hold the Common Shares or Warrants in the course of carrying on a business and such holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have their Common Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent years deemed to be capital property. Subsection 39(4) does not apply to deem the Warrants to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

This summary is not applicable to: (i) a holder of Units that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules) or a “specified financial institution”; (ii) a holder of Units, an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (iii) a Non-Resident Holder who is a non-resident insurer carrying on an insurance business in Canada and elsewhere; (iv) an “authorized foreign bank” (as defined in the Tax Act); or (v) a holder of units that has made a functional currency reporting election under the Tax Act. Such holders should consult their own tax advisors with respect to an investment in Units.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, all specific proposals (the “Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). No assurance can be given that the Proposed Amendments will be enacted in their current proposed form, if at all. This summary does not take into account or anticipate any other changes in law, whether by legislative, regulatory, administrative or judicial decision or action or changes in the administrative practices of the CRA, is not exhaustive of all Canadian federal income tax considerations and does not take into account other federal tax considerations or provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Holders should consult their own tax advisors with respect to their particular circumstances.

Allocation of Cost

The total purchase price of a Unit to a purchaser must be allocated on a reasonable basis between the Common Share and the Warrant to determine the cost of each to the purchaser for purposes of the Tax Act.

For its purposes, the Company intends to allocate approximately $1.15 of the Offering Price of each Unit as consideration for the issue of each Common Share and $0.10 of the Offering Price of each Unit as consideration for the issue of each Warrant. Although the Company believes that its allocation is reasonable, it is not binding on the CRA or the holder. The holder’s adjusted cost base of the Common Share comprising a part of each Unit will be determined by averaging the cost allocated to the Common Share with the adjusted cost base to the holder of all Common Shares owned by the holder immediately prior to such acquisition.

Exercise of Warrants

No gain or loss will be realized by a holder upon the exercise of a Warrant to acquire a Warrant Share. When a Warrant is exercised, the holder’s cost of the Warrant Share acquired thereby will be the aggregate of the holder’s adjusted cost base of such Warrant and the exercise price paid for the Warrant Share. The holder’s adjusted cost base of the Warrant Share so acquired will be determined by averaging such cost with the adjusted cost base to the holder of all Common Shares owned by the holder immediately prior to such acquisition.

Taxation of Resident Holders

Disposition and Expiry of Warrants

A disposition or deemed disposition by a holder of a Warrant (other than upon the exercise thereof) will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than such holder’s adjusted cost base of the Warrant. In the event of the expiry of an unexercised Warrant, the holder will realize a capital loss equal to the holder’s adjusted cost base of such Warrant. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Dividends

Dividends received or deemed to be received on the Common Shares will be included in computing the holder’s income. In the case of an individual, such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations (as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company to the holder. Dividends received by a corporation on the Common Shares must be included in computing its income but generally will be deductible in computing its taxable income.

Private corporations (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

Disposition of Common Shares

A disposition or deemed disposition of Common Shares by a holder (other than to the Company) will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than such holder’s adjusted cost base of the Common Shares. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Capital Gains and Capital Losses

One-half of any capital gain will be included in income as a taxable capital gain and one-half of a capital loss may normally be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to the provisions of the Tax Act in that regard.

The amount of any capital loss realized on the disposition or deemed disposition of Common Shares by a holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstance prescribed by the Tax Act. Similar rules may apply where a holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns shares.

A holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains. This tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid, subject to the amount of the corporate holder’s refundable dividend tax on hand account, while it is a private corporation.

Alternative Minimum Tax

In general terms, a holder that is an individual or a trust, other than a specified trust, that receives or is deemed to receive taxable dividends on the Common Shares or realizes a capital gain on the disposition or deemed disposition of Common Shares or Warrants may realize an increase in the holder’s liability for alternative minimum tax.

Canadian Taxation of Non-Resident Holders

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% unless reduced by the terms of an applicable tax treaty. Under the Canada-United States Tax Convention (1980) (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is a resident of the United States for purposes of the Treaty and entitled to the benefits of the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend.

Dispositions

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share or a Warrant, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share or Warrant constitutes or is deemed to constitute “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Common Shares are listed on a designated stock exchange (which currently includes the TSX and NYSE) at the time of disposition, the Common Shares and Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60 month period immediately preceding the disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued Common Shares or any other class of shares of the Company.

A Non-Resident Holder’s capital gain (or capital loss) in respect of Common Shares or Warrants that constitute or are deemed to constitute taxable Canadian property (where such gain is not otherwise exempt from tax pursuant to the terms of an applicable tax treaty) will generally be subject to tax in Canada in the manner described above under the heading “Taxation of Resident Holders – Capital Gains and Capital Losses”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material anticipated U.S. federal income tax consequences to a U.S. Holder, as defined below, of the ownership and disposition of Units in the Company that were acquired pursuant to this Offering. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative pronouncements or practices, judicial decisions, and the Income Tax Convention between the U.S. and Canada, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

This discussion does not address the U.S. federal income tax consequences to U.S. Holders subject to special rules, including U.S. Holders that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold Units as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (vi) acquire Units as compensation for services or through the exercise or cancellation of employee stock options or warrants, (vii) have a functional currency other than the U.S. dollar, (viii) own or have owned directly, indirectly, or constructively 10% or more of the voting power of the Company, or (ix) are subject to the alternative minimum tax. In addition, this discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the ownership and disposition of Units.

As used herein, “U.S. Holder” means a beneficial owner of Units that is (i) an individual that is a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) created or organized under the laws of the U.S., any U.S. state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the U.S. and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal tax purposes, holds Units, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity holding Units is urged to consult its own tax advisor.

This discussion assumes that Units are held as capital assets (generally, property held for investment), within the meaning of the Code, in the hands of a U.S. Holder at all relevant times.

A U.S. HOLDER OF UNITS IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR SITUATION AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION.

General

There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the Units, and, therefore, such treatment is not entirely clear. Each Unit should be treated for federal income tax purposes as an investment unit consisting of one Common Share and one Warrant to acquire one Common Share. Each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the Common Share and the Warrant based on their respective fair market values. A holder’s initial tax basis in the Common Share and the Warrant included in each Unit should equal the portion of the purchase price of the Unit allocated thereto.

The view of the characterization of the Units described above and a holder’s purchase price allocation are not, however, binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a Unit (including alternative characterizations of a Unit) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization of the Units and the allocation described above are accepted for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of Exercise, Lapse and Adjustments of Warrants

Exercise of a Warrant

Upon a U.S. Holder’s exercise of a Warrant by payment of the exercise price in cash, the U.S. Holder will not be required to recognize gain or loss. The U.S. Holder’s tax basis in the Common Share received by such U.S. Holder will be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant (i.e., the portion of the U.S. Holder’s purchase price for a Unit that is allocated to the Warrant, as described above) and the exercise price. The U.S. Holder’s holding period for the Warrant Shares received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant.

Lapse of a Warrant

Upon the lapse or expiration of a Warrant, a U.S. Holder would recognize a loss in an amount equal to such U.S. Holder’s adjusted tax basis in the Warrant. Any such loss will likely be a capital loss. Deductions for capital losses are subject to complex limitations under the Code.

Adjustments Under the Warrants

Pursuant to the terms of the Warrants, the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share may be adjusted upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a U.S. Holder that holds Warrants may be treated as a distribution with respect to such a U.S. Holder whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, upon the occurrence of certain events (which may or may not occur), an adjustment pursuant to the terms of Warrants may be treated as a taxable distribution to a U.S. Holder that holds Warrants to the extent of the Company’s current or accumulated earnings and profits (as computed for U.S. federal income tax purposes), without regard to whether such U.S. Holder receives any cash or other property as a result of the adjustment.

The rules with respect to adjustments are complex and a U.S. Holder that holds Warrants should consult its own tax advisors in the event of an adjustment.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Common Shares and Warrants

Distributions on Common Shares

Subject to the discussion under the heading “Passive Foreign Investment Company (PFIC) Considerations” below, the gross amount of any distribution paid by the Company will generally be subject to U.S. federal income tax as dividend income to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date such U.S. Holder actually or constructively receives the distribution. Dividends paid by the Company will not be eligible for the dividends received deduction generally allowed to corporations.

Subject to applicable exceptions with respect to short-term and hedged positions, certain dividends received by non-corporate U.S. Holders prior to January 1, 2011 from a “qualified foreign corporation” may be eligible for reduced rates of taxation (“qualified dividends”). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the Income Tax Convention between the U.S. and Canada meets these requirements, and the Company believes it is eligible for the benefits of the Income Tax Convention between the U.S. and Canada. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. As discussed below in “Passive Foreign Investment Company (PFIC) Considerations,” the Company does not believe it was a PFIC in 2008 or that it will be a PFIC in 2009. Accordingly, dividends paid on the Common Shares are expected to constitute qualified dividends.

Dividends received by a U.S. Holder with respect to Common Shares will constitute foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by the Company with respect to the Common Shares will, depending on a U.S. Holder’s circumstances, be “passive category” or “general category” income.

Subject to certain limitations, any Canadian tax withheld with respect to distributions made on the Common Shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and their application depends on each taxpayer’s particular circumstances. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that a distribution exceeds the amount of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in the Common Shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the Common Shares), with any amount that exceeds the adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed under “Sale, Exchange or Other Disposition of Common Shares” below). However, the Company does not intend to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income.

The gross amount of distributions paid in any foreign currency will be included by each U.S. Holder in gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid, regardless of whether the payment is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of the foreign currency distributions. If instead the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as U.S. source ordinary income or loss.

Sale, Exchange, or Other Taxable Disposition of Common Shares or Warrants

Subject to the discussion below under “Passive Foreign Investment Company (PFIC) Considerations,” a U.S. Holder generally will recognize U.S. source capital gain or loss on the sale, exchange or other disposition of Common Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Common Shares or Warrants. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Common Shares or Warrants for more than one year at the time of the sale, exchange or other disposition. Preferential tax rates may apply to long-term capital gains or losses of a U.S. Holder that is an individual, trust or estate. The deductibility of capital losses is subject to significant limitations.

If a U.S. Holder receives any foreign currency on the sale of Common Shares or Warrants, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of Common Shares or Warrants and the date the sale proceeds are converted into U.S. dollars.

Passive Foreign Investment Company (PFIC) Considerations

Special and generally unfavorable U.S. federal income tax rules may apply to a U.S. Holder if its holding period in its Common Shares includes any period during a taxable year of the Company in which the Company is a passive foreign investment company (a “PFIC”). A non-U.S. corporation is classified as a PFIC for each taxable year in which (a) 75% or more of its income is passive income (as defined for U.S. federal income tax purposes) or (b) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. In addition, if a corporation is classified as a PFIC for any taxable year during which a U.S. Holder has held shares of such corporation, such corporation may continue to be classified as a PFIC for any subsequent taxable year in which the U.S. Holder continues to hold the shares even if the corporation’s income and costs are no longer passive in nature in that subsequent taxable year. For purposes of the PFIC provisions, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), certain net gains from the sales of commodities, annuities and gains from assets that produce passive income. However, passive income excludes gains from transactions in commodities from the definition of passive income if (i) the gains arise from the sale of the commodity in the active conduct of a commodities business by a non-U.S. corporation and (ii) substantially all of the non-U.S. corporation’s commodities are comprised of stock in trade or inventory; real property and depreciable property used in its trade or business; or supplies of a type normally consumed in the course of its business. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

The Company does not believe it was a PFIC for its taxable year ending December 31, 2008 and does not expect to be classified as a PFIC for its current taxable year ending December 31, 2009, or in the foreseeable future. However, there can be no assurance regarding the PFIC classification of the Company in 2009 and subsequent taxable years, because PFIC classification is fundamentally factual in nature, is determined annually, and generally cannot be determined until the close of the taxable year in question.

If the Company were classified as a PFIC for any taxable year during which a U.S. Holder holds Common Shares, such U.S. Holder would be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of the Common Shares or upon the receipt of certain distributions treated as “excess distributions,” unless such holder elects to be taxed currently (as discussed below) on its pro rata portion of the Company’s income, regardless of whether such income was actually distributed. An excess distribution generally would be any distribution to a U.S. Holder with respect to Common Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. Holder with respect to Common Shares during the three preceding taxable years or, if shorter, during such U.S. Holder’s holding period for the Common Shares.

In general, U.S. persons that hold shares of a PFIC may be able to make either a “mark-to-market” election or “qualified electing fund” (“QEF”) election to mitigate certain of the adverse tax consequences of holding shares in a PFIC. The “mark-to-market” election (to include gain or loss on the Common Shares as ordinary income under a mark-to-market method of accounting) is available to a U.S. person holding shares in a PFIC only if such shares constitute “marketable stock” for purposes of the PFIC rules. The Company believes the Common Shares are marketable stock and that so long as they are regularly traded on the TSX or NYSE, a U.S. Holder should be able to make a mark-to-market election with respect to the Common Shares if the Company is classified as a PFIC. The QEF election will not be available to U.S. Holders if the Company does not provide the information necessary to make such an election. It is not expected that a U.S. Holder will be able to make a QEF election because the Company does not intend to provide U.S. Holders with the information necessary to make a QEF election.

If the Company were a PFIC, a U.S. Holder would be required to file IRS Form 8621 for each year in which the U.S. Holder held Common Shares in which the U.S. Holder recognized a gain or received a distribution from the Company.

Each U.S. Holder is urged to consult its own tax advisor regarding the Company’s PFIC classification, the consequences to such U.S. Holder of the Company’s PFIC classification, and the availability and the consequences of making a mark-to-market or QEF election.

U.S. Information Reporting and Backup Withholding Tax

Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of the Common Shares should consult with their own tax advisors regarding the requirements of filing information returns.

Dividends and proceeds from the sale or other disposition of Common Shares that are paid in the United States or by a U.S.-related financial intermediary will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient. In addition, payments that are subject to information reporting may be subject to backup withholding (currently at a 28% rate) if a U.S. Holder does not provide its taxpayer identification number and otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

PRIOR SALES

The following table summarizes our issuances of Common Shares within the 12 months prior to the date of this short form prospectus.

Date	Security(1)	Price per Security ($)	Number of Securities
September 1 to September 17, 2009	Common Shares	—	—
August 2009	Common Shares	—	—
July 2009	Common Shares	—	—
June 2009	Common Shares	—	—
May 2009	Common Shares	—	—
April 2009	Common Shares	—	—
March 2009	Common Shares	—	—
February 2009	Common Shares	—	—
January 2009	Common Shares	—	—
December 2008	Common Shares	—	—
November 2008	Common Shares	—	—
October 2008	Common Shares	—	—
September 2008	Common Shares	1.95	190,000

(1)	Issued upon exercise of our previously issued stock options. Price per security with respect to the exercise of stock options is based on the weighted monthly average.

Within the 12 months prior to the date of this short form prospectus, we granted 4,128,700 stock options at an average exercise price of $1.07 and granted an aggregate of nil restricted share units pursuant to our restricted share unit plan. An aggregate of 6,538,426 stock options were either expired, terminated or were satisfied through cash payments or the issuance of Common Shares during the 12 months prior to the date of this short form prospectus.

MARKET FOR SECURITIES

Our outstanding Common Shares are listed for trading on the TSX under the symbol “CMT” and on the NYSE under the symbol “CMZ”.

The total monthly volume of trading and the monthly intra-day price ranges of our Common Shares on the TSX and the NYSE, respectively, for the period from September 1, 2008 to September 17, 2009 are set forth in the following tables:

Toronto Stock Exchange	High ($)	Low ($)	Monthly Volume
			(approximately in millions of shares)
September 1 to September 17, 2009	1.72	1.16	38.0
August 2009	1.23	1.08	8.2
July 2009	1.35	1.03	6.1
June 2009	1.82	1.30	11.6
May 2009	1.94	0.76	26.4
April 2009	0.92	0.73	4.8
March 2009	1.00	0.56	10.4
February 2009	1.09	0.55	12.3
January 2009	1.47	0.93	10.2
December 2008	1.42	0.83	21.4
November 2008	2.56	0.90	16.7
October 2008	5.90	2.30	11.9
September 2008	8.93	5.41	9.5

New York Stock Exchange	High (US$)	Low (US$)	Monthly Volume
			(approximately in millions of shares)
September 1 to September 17, 2009	1.69	1.00	35.7
August 2009	1.21	1.01	6.9
July 2009	1.24	0.90	4.9
June 2009	1.67	1.14	8.9
May 2009	1.97	0.64	11.8
April 2009	0.74	0.60	2.5
March 2009	0.88	0.42	5.5
February 2009	0.90	0.44	8.4
January 2009	1.25	0.80	5.7
December 2008	1.16	0.65	13.6
November 2008	2.12	0.72	9.6
October 2008	5.51	1.79	12.1
September 2008	8.33	5.19	9.8

LEGAL MATTERS

Certain Canadian legal matters relating to this Offering will be passed upon on our behalf by Stikeman Elliott LLP and on behalf of the Underwriters by McCarthy Tétrault LLP. Certain United States legal matters relating to the Offering will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

INTEREST OF EXPERTS

The partners and associates of Stikeman Elliott LLP, as a group, and the partners and associates of McCarthy Tétrault LLP each owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Reserve estimates contained in the AIF, and incorporated by reference into this prospectus, are based upon a report prepared by Netherland, Sewell & Associates, Inc. (“Netherland Sewell”) as at December 31, 2008. The principals of Netherland Sewell, as a group, own, directly or indirectly, less than 1% of the outstanding Common Shares.

AUDITORS, REGISTRAR AND TRANSFER AGENT

Our auditors are Grant Thornton LLP, Chartered Accountants, Suite 900, 833 – 4th Avenue S.W., Calgary, Alberta T2P 3T5. Grant Thornton LLP reports that they are independent of us in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta and in accordance with the applicable rules and regulations of the SEC. Grant Thornton LLP is registered with the Public Company Accounting Oversight Board. The Consolidated Financial Statements have been audited by Grant Thornton LLP and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

The Canadian registrar and transfer agent for our Common Shares is Computershare Trust Company of Canada through its offices at 600, 530 – 8th Avenue, Calgary, Alberta T2P 3S8. The U.S. registrar and transfer agent for our Common Shares is Computershare Trust Company, N.A., through its offices at 250 Royal Street, Canton, Massachusetts 02021.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10/A of which this short form prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of Grant Thornton LLP; consent of Stikeman Elliott LLP; the form of Warrant Indenture; and powers of attorney from directors and officers of the Company.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC. Copies of this short form prospectus and the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, Compton Petroleum Corporation at our registered office located at 4300 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta T2P 5C5 (Telephone: (403) 266-9046).

In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports with, and furnish other information to, the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR and any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website, at www.sec.gov, that contains reports and other information we file with the SEC.

We will file with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the securities being offered hereunder and of which this short form prospectus forms a part. This short form prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this short form prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

AUDITORS’ CONSENT

To:	The Board of Directors of Compton Petroleum Corporation:

We have read the short form prospectus of Compton Petroleum Corporation (the “Company”) dated September 18, 2009 relating to the offering of units comprising common shares and common share purchase warrants of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned short form prospectus of our reports to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flows for each of the years then ended, dated March 20, 2009.

(Signed) Grant Thornton LLP

Chartered Accountants,

Calgary, Canada

September 18, 2009

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Business Corporations Act (Alberta) (“ABCA”) and the Canada Business Corporations Act (“CBCA”) provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or other body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful. A director or officer is entitled to indemnification as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that it shall indemnify Indemnified Persons of such Registrant to the maximum extent permitted by the ABCA or CBCA, as applicable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

The Registrant carries certain insurance coverage, in respect of potential claims against its respective directors and officers and in respect of losses of which the Registrant may be required or permitted by law to indemnify its directors and officers.

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EXHIBITS

Exhibit Number	Description

4.1*	Compton Petroleum Corporation’s Material Change Report dated January 16, 2009 relating to the appointment of Compton’s Petroleum Corporation’s President and Chief Executive Officer.

4.2*	The annual information form of Compton Petroleum Corporation dated March 23, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No.
001-32643).

4.3*	Compton’s Petroleum Corporation’s audited consolidated balance sheets as at December 31, 2008 and 2007 and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flows for each of the three years in the period ended December 31, 2008, together with the reports of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.4*	Compton Petroleum Corporation’s Management’s Discussion and Analysis for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.5*	Compton Petroleum Corporation’s Management Proxy Circular dated March 23, 2009.

4.6*	Compton Petroleum Corporation’s unaudited interim comparative consolidated financial statements for the three and six month periods ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on August 6, 2009, Commission File No. 001-32643).

4.7*	Compton Petroleum Corporation’s Management’s Discussion and Analysis for the six months ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on August 6, 2009, Commission File No. 001-32643).

4.8**	Form of Warrant Indenture between Compton Petroleum Corporation and Computershare Trust Company of Canada.

5.1*	Consent of Grant Thornton LLP.

5.2*	Consent of Stikeman Elliot LLP.

6.1*	Powers of Attorney.

*	Previously filed.
**	Filed herewith.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to the Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 18th day of September, 2009.

COMPTON PETROLEUM CORPORATION

By:	/s/ Tim Granger
	Name:	Tim Granger
	Title:	President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on September 18, 2009.

Signature	Title

/s/ Tim Granger Tim Granger	President, Chief Executive Officer and Director

III-2

* C.W. Leigh Cassidy	Vice President Finance and Chief Financial Officer

* Mel F. Belich	Chairman of the Board of Directors

* J. Stephens Allan	Director

* David M. Fitzpatrick	Director

* R. Bradley Hurtubise	Director

* Irvine J. Koop	Director

* Peter K. Seldin	Director

* Warren M. Shimmerlik	Director

* Jeffrey T. Smith	Director

*By	Tim Granger, attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States on this 18th day of September, 2009.

COMPTON PETROLEUM (U.S.A.) CORPORATION

By:	/s/ C.W. Leigh Cassidy
	Name:	C.W. Leigh Cassidy
	Title:	Vice President Finance and Chief Financial Officer

III-4

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Compton Petroleum Corporation’s Material Change Report dated January 16, 2009 relating to the appointment of Compton’s Petroleum Corporation’s President and Chief Executive Officer.

4.2*	The annual information form of Compton Petroleum Corporation dated March 23, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No.
001-32643).

4.3*	Compton’s Petroleum Corporation’s audited consolidated balance sheets as at December 31, 2008 and 2007 and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flows for each of the three years in the period ended December 31, 2008, together with the reports of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.4*	Compton Petroleum Corporation’s Management’s Discussion and Analysis for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.5*	Compton Petroleum Corporation’s Management Proxy Circular dated March 23, 2009.

4.6*	Compton Petroleum Corporation’s unaudited interim comparative consolidated financial statements for the three and six month periods ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on August 6, 2009, Commission File No. 001-32643).

4.7*	Compton Petroleum Corporation’s Management’s Discussion and Analysis for the six months ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on August 6, 2009, Commission File No. 001-32643).

4.8**	Form of Warrant Indenture between Compton Petroleum Corporation and Computershare Trust Company of Canada.

5.1*	Consent of Grant Thornton LLP.

5.2*	Consent of Stikeman Elliot LLP.

6.1*	Powers of Attorney.

*	Previously filed.
**	Filed herewith.